Exhibit 10.1

Equity Transfer and Merger Agreement1

    THIS EQUITY TRANSFER AND MERGER AGREEMENT (this "Agreement") is made and entered into on March 6, 2015 in Harbin City, Heilongjiang Province, People's Republic of China by and among:

Party A: Transferor

Xinda (Heilongjiang) Investment Co., Ltd. ("Heilongjiang Xinda")
Address：3-302, No. 174 Mingyue Street, Songbei District, Building 15, Chuangxin Chuangye Square, Keji Chuangxincheng, Gaoxin District, Harbin

Party B:Transferee

Sichuan Xinda Group ("Sichuan Xinda")
Address：Yinghua Industrial Park, Shunqing District, Nanchong City, Sichuan Province

Party C:Target Company

Nanchong Xinda Composite Material Co., Ltd. ("Nanchong Xinda")
Address：Yinghua Industrial Park, Shunqing District, Nanchong City, Sichuan Province

Whereas:

In the process of investing in and establishing a production base with 300,000 metric tons of annual production capacity of new plastic materials, because the self-raised fund was spent up and the fund for the project land purchase and construction could not be in place within a short period, Sichuan Xinda Group newly set up Nanchong Xinda in Shunqin district, wholly controlled by foreign investors by introducing foreign investment upon the government's approval. Nanchong Xinda completed the purchase of and the construction on the land, while Sichuan Xinda completed the investment on equipment purchase. Such arrangement separated a single integrated project invested and constructed by Sichuan Xinda into two pieces constructed by two independent legal entities.

Now Sichuan Xinda possesses the capability of completing the construction on its own. The foreign investor agreed to transfer 100% of its stocks and exit. Sichuan Xinda acquired 100% of Nanchong Xinda's stock by its self-raised fund and continued the production of 300,000 metric tons new plastic materials and the construction on the project land to finish the project as a whole.
_______________________

1  The English translation of this Agreement is for reference only.

1.            Nanchong Xinda is a duly registered and validly existing limited liability company in Nanchong city (the "Target Company"). It has a registered capital of US$99.99 million and its scope of business includes Polymer plastic materials production, sales and technology transfer, transfer, software development and technical services, business management services (excluding national special approval item above item): (with the exception of goods the state to limit or prohibit the import and export) of chemical products import and export trade；

2. Heilongjiang Xinda is the shareholder of the Target Company, legally owning 100% of Target Company's stocks and all equity rights and interests ("Stock Transfer").

3. Pursuant to the terms herein, the Transferor agreed to transfer its stocks to the Transferee in consideration of US$99.99 million.

4. The Transferor is a legal entity so that the Transferor should present the shareholder resolution approving such stock transfer and letters of authorization of any agents to the Transferee. The authorizations of agents are as follow:
   The Transferor Heilongjiang Xinda authorizes its legal representative Qingwei MA to sign on all legal documentation of the stock transfer herein. MA's signature is equally effective as Heilongjiang Xinda's corporate seal unless Heilongjiang Xinda issues a written notice withdrawing such authority of Qingwei MA;

The Transferee Sichuan Xinda authorizes its legal representative Kenan GONG to sign on all legal documentation of the stock transfer herein. GONG's signature is equally effective as Sichuan Xinda's corporate seal unless Sichuan Xinda issues a written notice withdrawing such authority of Kenan GONG;

    THEREFORE, the Parties hereby agreed as follows after amicable negotiations:
ARTICLE 1 DEFINITIONS
The following terms shall have definitions as follows unless they are defined otherwise herein:

1.1 "Target Company" refers to Nanchong Xinda;

1.2 "Transfer Price" refers to the consideration for all the stocks and equity rights paid by the Transferee;

1.3 "Clsoing" refers to the act of stock transfer from the Transferor to the Transferee pursuant to this Agreement;

1.4 "Closing Date" refers to the date on which the Target Company completes formalities for equity change with Industrial and Commercial Administration Bureau of its authorized subdivision pursuant to this Agreement;

1.5 "Related Parties" means to anyone, (1) the person directly or indirectly controlling, controlled by that person or a third party natural person or legal entity jointly controlled by the person; (2) the person's directors, senior management personnel; (3) the person's directors, senior management control of other persons. (If any of those who hold, directly or indirectly, a party of more than 50% of the voting equity / copies or economic interests, or the right to appoint the majority of board members of the person, this person shall be deemed to have control over the people)

1.6 "Registration"是refers to the act Transferor changes the name of the underlying asset to the Transferee's;

1.7 "Profit" refers to cash received from operation-unpaid personal tax- remaining cash from unpaid employee warfare;

1.8 "Interim Period" refers to the self-audit period between the valuation date and the closing date;

1.9 "Confidential Information" refers to the recipient arising from the performance of the contract from the provider to obtain, understand or come into contact with any of the providers have important economic and commercial value of the data and information, but does not include the ability to open channels of contact or from the information obtained and information;

1.10 "Executives" refers to the level of the Target Company's general manager, employee;

1.11 "Agreement" means the Stock Transfer Agreement entered on March 6, 2015 by and among the Transferor and the Transferee.
ARTICLE 2 SALE AND PURCHASE
2.1 Pursuant to the terms of this Agreement, and subject to the conditions of this Agreement, the Transferor agrees to transfer the stocks to the Transferee; the Transferee agrees to purchase 100% stocks in the target company the Transferor legally held.

2.2  The Transferor will no longer hold any equity in the Target Company after the Stock Transfer is completed under this Agreement.

2.3 Stock Transfer includes the transfer of ownership of such shares corresponding to all the equity rights and interests, and shall not contain any lien, pledge rights, security interests, options, claims or rights of third parties of any nature.

ARTICLE 3 CONSIDERATIONS AND PAYMENT

3.1 The parties agree, based on the terms of this Agreement, as to the consideration of the Stock Transfer, subject to the provisions of Article 3.2, the Transferee shall pay the Transferee a total of US$ 99.99 million.

3.2 The parties agree, the transfer price shall be paid in the following manner:

3.2.1 90 working days from the date of the contract, to pay US$ 99.99 million to the Transferor's designated bank account.

3.3 the Transferor shall provide voucher within 3 days upon receipt of US$99.99 million.
ARTICLE 4 REPRESENTATION AND WARRANTIES OF THE TRANSFEROR
The Transferor to the Transferee are hereby jointly and severally to make the following irrevocable representations and warranties regarding the target company and other parties by the date of closing, including but not limited to, all events occurred before delivery, or events after delivery but such events should be all or partly attributable to the situation prior to the delivery date of such events, and to confirm such representations and warranties are true and accurate, exhaustive and not misleading. The Transferor hereby confirm the signing of this contract is based on the trust of the following representations and warranties.

4.1 General

4.1.1 The Transferor has full and independent legal status and legal capacity to sign, delivery and performance of this contract and all other documents related to the transaction with the contract, the Transferor may stand alone as the main party to the proceedings.

4.1.2 The Transferor has the full power and authority to sign and deliver this Agreement and all other documentations relating to this transactions, but not limited to a written statement of a waiver of right of first refusal and the shareholder resolutions approving the transfer of shares under this Agreement, The Transferor has full power and authority to complete this Agreement.

4.1.3 The Transferor's signing, delivery and performance of this Agreement has been approved any necessary government

4.1.4 The Agreement is duly signed by the Transferor properly delivered. This Agreement, the transactions relating to this contract and all the relevant documents signed by Transferor constitute binding legal obligations and can be enforced against the Transferor in accordance with its terms.

4.1.5  As to the Transferor's best knowledge, at the time of signing the Agreement, the Transferor was not involved in any litigations, arbitrations or other events which have material adverse effect on completion of the transaction hereunder.

4.1.6 The Transferor signs this Agreement and other related documentation and performs the obligation under such agreements. The Transferor will not:

(1) Violate any laws, regulations, government regulations and any binding government orders, judgement and arbitral awards on the Transferor or the Target Company;

(2) Violate any binding terms of the contracts of the Transferor and the Target Company;

(3) Give the rights to terminate, suspend or modify any  contracts of the Transfer and the Target Company;

(4) Cause any encumbrance on the stocks in the Target Company;

(5) Violate the articles of incorporation and other organization documents of the Target Company.

4.2  Ownership of the transfer stocks

4.2.1

(1) The Transferor is the legal owner of the transfer stocks. The Transferor's stock transfer constitutes all of the stocks of the Target Company. The Transferor is entitled pursuant to this Agreement to transfer all stocks transferred to the Transferee. Such transfer of shares does not require the consent of any third party. Upon the execution of the Agreement, the Transferor shall provide certificates including stock transfer agreement, payment vouchers and other relevant documents that are within a year.

(2) Before the execution of the Agreement, the Transferor shall provide certificates including stock transfer agreement, payment vouchers, tax documents and other relevant documents that are within two years.

(3)  Before the execution of the Agreement, the Transferor as a legal person shall provide a shareholder resolution approving the Stock Transfer.

4.2.2 Regarding the transfer of ownership or of any part, there are no encumbrances, no deposit or to make any agreement to establish the rights of such burdens, arrangement or obligation. After completion of the Stock Transfer under this Agreement, the Transferee will obtain completed ownership of the transferred stocks without any encumbrance.

4.2.3 In addition to this Agreement, there is no other transfer agreements, options arrangements or other arrangements of any of the rights and interests with respect to the transferred stocks.

4.3  Target Comapany

4.3.1 Target is a company legally established under Chinese law and validly existing limited liability company, which has the right, power and authority to hold, lease and operate its properties and conduct business before execution date of this Agreement.

4.3.2 In addition to the guarantees the Target Company has disclosed, there is no other guarantees and no violation of Chinese laws, or, in addition to the normal course of business, any loans or guarantees by any unfair or unusual forms, including but not limited to shareholder loans and providing guarantees to shareholder debt.

4.3.3 The Target Company holds all the necessary certificates, approvals, licenses and authorizations to carry out its c current and future business, and such certificates, approvals, licenses and authorizations by the Closing Date are fully effective. The Target Company has been completed all such certificates, approvals, licenses and authorizations of the inspection and update, for the delivery by the due date or the need for change of registration certificates, approvals, permits and authorizations, the Target Company has re-submitted or made changes to the registration.

4.3.4 Target Company has no other subsidiaries, branch offices or branches; In addition to such already disclosed to the Transferee, the Target Company has not held directly or indirectly controlled equity interests in any other entities.

4.3.5 In addition to those already disclosed to the Transferee, there is no others holding stocks or controlling the Target Company.

4.3.6 In addition to those already disclosed to the Transferee that the Target Company has been properly completed necessary registration, filing and other procedures with the relevant government departments in accordance with legal requirements, including but not limited to registration or filing with the ministries of the State Council and the local industry departments, industry and commerce registration departments, tax departments.

4.4  Accounting and Finance

4.4.1 Target Company in accordance with the requirements of Chinese laws and regulations and GAAP accounting, distribution accounts, vouchers and books reservations, issuing and collection of voucher.

4.4.2 As of the Transferor provided on February 28, 2015 balance sheet and income statement, and other relevant financial statements of the Target Company's financial statements (see Annex I of this Agreement, hereinafter collectively referred to as "financial statements"), the financial statements were prepared in accordance with applicable laws and regulations and with the requirements of China GAAP;

4.5  Disclosure

4.5.1 All data and information provided by the Transferor before and after the execution of the Agreement is truthful, accurate, not misleading and no omissions,

(1) Closing Date, the Transferor shall provide valid accounting statements or written description of the financial status during the transitional period to the Transferee. If there is a change, the Transferor should ensure that such change does not cause the Transferee any loss; if loss caused to the Transferee, the Transferee is entitled to indemnify from the Transferor.

(2) Mutual Consent, the parties agree that tangible and intangible assets subject to the description in Annex II.

4.5.2 No undisclosed facts that have an adverse effect on the Target Company.

4.6 Debt

4.6.1 All the liabilities of the Target Company by the Closing Date are borne entirely by the Transferee.

4.6.2 The Target Company's debt situation disclosed by the Transferor to the Transferee is true, accurate, exhaustive and non-misleading. In addition to such already disclosed, the Target Company does not has any other liabilities, including but not limited to, in any contract, agreement or other accounts payables under legal documents.

4.7  Rule of Law

   The Target Company conducts business in accordance with all Chinese laws and applicable government policies. The Target Company had not been in any breach or violation of Chinese laws and government policies. The Target Company in all aspects of business has always been based on the Target Company's articles of incorporation and business scope specified in the business license.

4.8  Litigation

4.8.1 There is no following circumstances that may possibly to have a significant adverse effect on the Target Company or the validity and enforceability of the contract, no matter they are completed, pending or possibly about to occur:

(1)The government punishment, prohibition or instruction on the Target Company or the Transferor；

(2) Civil, criminal, administrative litigation, arbitration against the Target Company or the Transferor.

4.8.2 Currently the Target Company's directors and senior executives are not involved in any claims, lawsuits, arbitration, judicial investigation or administrative investigation or punishment.

4.8.3  Potential litigation before the closing date shall be borne by the Transferor. If thus causing losses to the Target Company or the Transferee, the Transferee shall have the right to recover all losses from the Transferor.

4.9  Agreement

4.9.1            Target Company did not engage in any breach of contract that could have a significant impact on the Target Company, nor had any tort liability sought by any other third party;

4.9.2  All agreements and/or contracts signed by the Target Company are legal, valid and binding on the related parties.

4.10            Intellectual Property

4.10.1 All the ownership of the Target Company's intellectual property rights are fully disclosed in Annex III, which are all authorized and licensed intellectual property rights. The Target Company's ongoing operations do not infringe the intellectual property rights of any third party, there is no dispute, the claims or any mortgage, pledge or other forms of security or limitations; the target company has not received any restrictions, terminate or otherwise affect the target company continues to own and/or use of administrative investigations related to intellectual property and/or penalty notice, judicial decision or judgment or other similar document from other authorities.

4.10.2 The Target Company did not license, transfer or promise to transfer its intellectual property. There is no infringement of intellectual property rights or other similar rights.

4.10.3 The target company and its employees have signed the ownership of intellectual property rights legally valid agreement, agreed to intellectual property should belong to the target company, the target company's employees and former employees already in the target company's intellectual property rights are needed there is no right or interest.。

4.10.4 Transferor commitment target company has no patent has been reached without a patent-pending technology standards, if any, intellectual property and ownership of the technologies are incorporated within the scope of the tender offer.

4.11            Target Asset

4.11.1 The Target Company has completed, integrated and encumbrance-free ownership. The Target Company has effective, good and restriction-free right to use to its leasing assets.

4.11.2 As of equity settlement date, the target company's houses, land, machinery and equipment does not have a mortgage, the rights and the risk of the underlying assets from the delivery date had been transferred from the delivery date the Transferee shall enjoy 100% of the ownership of the underlying asset. Sichuan Xinda acquired 100% of Nanchong Xinda's stock by its self-raised fund and continued the production of 300,000 metric tons new plastic materials and the construction on the project land to finish the project as a whole.

4.12 Employee

4.12.1 In addition to the information the Transferor has disclosed:
(1) Target companies hire employees to comply with applicable laws and regulations related to labor.

(2) There is no existing labor disputes or disputes between the target company and its employees or its previous existing staff employed, nor any potential labor dispute or disputes;

4.12.2 After closing, all potential labor disputes arising from reasons occurred before closing, thereby causing losses to the Transferee, the Transferee shall be entitled to recover the Transferor or directly any sum deducted from any batch of payment from article 3.2.

4.13            Related Transaction

4.13.1 Transferor commitment target company has been fully disclosed to the Transferee of the target company's transactions with related content, and the target company's transactions with affiliated companies was valid, was allowed all shareholders.

4.13.2 Target Company since its establishment, the target company's current and any of its related-party transactions carried out by related parties are fair, the absence of any objective related parties related parties to use its status as the target company in any of unfair or illegal related party transactions.

4.13.3 have a direct or indirect interest in the transfer side, any current or senior managers has retired from office target company, any current directors of the target company or retiring directors or officers of the above-mentioned individuals or organizations with the target company any contract between any of the target company are still valid and binding, agreement or other document does not exist.

4.14 Taxation

4.14.1 In addition to the Transferor Transferee has disclosed the target company in accordance with the requirements of the law and the tax authorities of adequate, timely and full performance reporting taxes, pay taxes and withholding obligations, including, but limited to personal and corporate income tax, sales tax and VAT, and that there are no delays or deductions act or responsibility to pay taxes.

4.15 Environmental Protection

The target company does not exist any illegal acts of environmental protection, and not subject to any investigation, penalties or other programs Chinese environmental authorities, and that the target company has been in accordance with the environmental protection department and other relevant departments requirements, for integrity of all documents related to environmental protection.

4.16 Minutes and accounting documents

Resolutions, minutes of meetings and / or accounting documents of all meetings of the Board and shareholders of the target company are in accordance with Chinese laws and regulations in an appropriate and consistent manner to update, save and archive; all belonging to the target company and / or the target company should be held or control of relevant documents, records, held or controlled by the target company. The target company's accounting documents, books and statements have been prepared in accordance with Chinese accounting standards common, reflecting the target company's asset position and results of operations in all material respects.

4.17 Good Faith

4.17.1 Transferor as a delivery target's shareholders recently, for the period until the date of signing of the contract delivery date cannot be made or permitted to make any of the target company might have an adverse effect on the transfer of shares and / or the target company's behavior including but not limited to a waiver of any rights or benefits significant target company or the target company assume responsibility or liability for any material. Unless prior written consent is subjected let Transferor shall do its utmost to encourage the date of signing of this contract during the period until the settlement date of the management of the target company:

  (1) normal and customary manner of conducting business, maintain operational excellence;

  (2) the signing of any agreements or commitments subject in amounts above 100,000 yuan (RMB one hundred million) shall be filed to the Transferee;

  (3) do not sign any agreements or commitments outside the range of normal and customary way of doing business;

  (4) does not dispose of or promise to dispose of any significant assets in the equity acquisition target company transfer range;

 (5) does not purchase or commitment to purchase any shares in any other target companies, shares or other interests, or the interests of any other organization;

 (6) does not borrow any loan or assume any other liabilities (other than already disclosed);

 (7) In addition to the required normal and customary business payments, non-payment (or agree to pay) any other non-essential obligations;

 (8) does not announce distribution, non-payment or be prepared to pay a dividend or any other distribution of profits.

(9) to take all reasonable action to maintain and protect their own or have the right to use property (including but not limited to any intellectual property rights);

(10) does not modify any target company's accounting principles or policies;

(11) does not modify the target company articles of association;

(12) does not provide a guarantee (except for the disclosure of) any third party;

(13) is not set on any transfer of ownership of any encumbrances;

(14) Disclosure of the fact that no representations, warranties and covenants of any possible violation of the contract occurred during the transition any Transferor informed as soon as possible under the

(15) The Transferor and the target company agrees to sign the future shareholders will be held in accordance with the requirements of this contract.

4.19 faithful diligence

   Without violation of the provisions of Section 4.18 of the Transferor as a delivery target's shareholders recently, in the interim period, it should do its utmost to promote the management of the target company to ensure that after signing the contract:

   (1) the target company and the target company Transferee on the transfer of operations to conduct a comprehensive cooperation matters;

   Authorized Representative (2) the Transferee may participate fully in the daily management and operations of the Target Company, and for matters have a significant impact on the target company's business, the target company's management or related persons should consult those authorized representative;

4.20 Prohibition

The Transferor promised by delivery date the Transferor shall not operate with the target company a competitive business.

5. Transferee Representations and Warranties

5.1 Transferee's Legal Status and Capability

The Transferee has the full and independent legal status and power to execute, deliver and perform this Agreement, and may be sued as an independent person. The execution, delivery and performance of this Agreement will not contravene any laws, regulations, orders, nor will it cause breach of any contract or agreement to which it is a party.

5.2 Legitimacy of Purchase Price

The Transferee warrants the legitimacy of the source of funds used to pay for the Purchase Price under this Agreement and that it is entitled to make payment of the Purchase Price according to terms and conditions herein.

5.3 Timely Payment

The Transferee undertakes to, upon satisfaction of conditions for payment, make timely payment of the Purchase Price according to terms and conditions herein.

6. Conditions Precedent

6.1            Upon satisfaction or waiver of the following conditions, this Agreement shall take effect:
The Transferee has received the shareholders' resolution of the Transferor duly passed pursuant to laws and its Articles, whereby the Transferor agrees to the transactions as contemplated hereunder.

7. Closing

7.1 Upon signing by all parties hereto, this Agreement shall unconditionally (except relevant filings with AIC) and irrevocably come into force.

7.2 After this Agreement has come into force, parties shall do all acts and execute all documents (including Schedule 5) in order to complete the share transfer and other transactions contemplated hereunder.

7.3 After this Agreement has come into force, this Agreement and the share transfer as contemplated hereunder shall be filed with AIC ("Filing"), the notification of which shall not affect any undertakings, representations and warranties made by the Transferor under this Agreement. The Transferor shall do all acts to ensure the share transfer be filed with AIC. Parties shall use their best efforts to submit the application by April 25, 2015 for the Filing. The transfer of assets shall take place upon receipt by parties of the business license duly updated and the resignation of legal representative of the Target Company.

7.4 Within 3 business days after all conditions for transfer of assets are satisfied or waived in writing by the Transferee, the closing shall take place at the office of the Target Company and parties shall deliver assets according to the list of assets as attached hereto and make necessary arrangements satisfactory to the Transferee with respect to contracts outstanding as of the closing date.

Between the date hereof and the closing date, the Transferee and the Target Company shall review and evaluate all employees in order to determine whether their employment will continue depending on the commercial circumstances and the employees' capability. Within 3 days after the date hereof, the Transferor shall provide a list of employees attached hereto as Schedule 4 and the Transferee shall within 5 days thereafter notify the Transferor as to its decision to retain any employees. For employees retained by the Transferee, with assistance of the Transferor, the terms of such employees' existing contracts shall remain unchanged unless otherwise agreed by them. For employees not retained by the Transferee, the Target Company shall terminate the employment of such employees and the Transferor shall undertake that such employees release the Target Company for any and all rights and claims in writing and the Transferor shall keep the Transferee and the Target Company fully indemnified against any losses in connection with such termination.

7.6 After the date hereof, the Transferor shall notify counter parties to agreements and contracts to which the Target Company is a party that have not been completed or upon which the Target Company's assets are bound. The Transferor shall be responsible for all liabilities under such contracts and agreements, and shall obtain written consent from the relevant counter parties.

7.7 The Transferor shall be entitled to all operating revenues generated before the closing date. The Transferee shall make available Target Company's operating revenues generated but not received before the closing date to the Transferor within 3 days after receipt, and pay into the Transferor's designated bank account after deducting relevant charges. The Transferor shall be entitled to income generated in the month when the closing takes place on a daily basis before the closing date, and the Transferee shall be entitled to that generated after the closing date.

8. Confidentiality

8.1 Parties undertake to keep confidential all information by all reasonable measures. Unless agreed by the sender, and except for purpose of performing this Agreement, the receiver shall not use confidential information for any purposes and shall not disclose or divulge confidential information to any third party (excluding shareholders, legal and financial advisors and relevant employees).

8.2 Confidential information referred to in Section 8.1 shall not include:

(1) information disclosed by the receiver according to laws, regulations, proceedings, courts with jurisdiction or orders by other governmental authorities;

(2) information already received or accessible by the receiver;

(3) information available to the public not due to any violation of this section by the receiver.

8.3 Upon termination, any party shall, upon request by the sender, dispose of documents, materials or software containing confidential information in accordance with the sender's instructions, and shall delete all confidential information and shall not continue to use.

9. Indemnification

9.1 This Agreement is binding and enforceable upon the Transferor and the Transferee. In the event any party shall not perform its obligations hereunder or any representations, warranties or undertakings is untrue, misleading or omitted, such party is in material breach of this Agreement and the other party shall be entitled to enforce its rights and/or terminate this Agreement together with a liquidated damage of RMB 10 million or compensation of the actual damage, whichever is higher.

9.2 All parties shall coordinate and perform this Agreement in a timely manner. In the event any party fails to do so,

9.2.1 if there is a delay to closing, the Transferee shall be entitled to an interest of RMB 100,000 per day, and if the delay exceeds 60 days, the Purchase shall be entitled to the following rights:

(1) refrain from performing its obligations hereunder until the breach is cured and the Transferee shall be entitled to a liquidated damage of RMB 10 million payable by the Transferor;

(2) notify the Transferor to terminate this Agreement with immediate effect and the Transferee shall be entitled to a liquidated damage of RMB 10 million or compensation of the actual damage, whichever is higher.

9.2.2 if there is a delay in payment on the part of the Transferee, the Transferor shall be entitled to an interest of RMB 100,000 per day, and if the delay exceeds 60 days, the Transferor shall be entitled to the following rights:

(1) refrain from performing its obligations hereunder until the breach is cured and the Transferor shall be entitled to a liquidated damage of RMB 10 million payable by the Transferee;

(2) notify the Transferee to terminate this Agreement with immediate effect and the Transferor shall be entitled to a liquidated damage of RMB 10 million or compensation of the actual damage, whichever is higher.

9.3 If the Transferee terminates this Agreement due to conditions not being satisfied, the Transferee shall be entitled to receive from the Transferor compensation equal to 0.1% of the Transferee Price.

9.4 The Transferor shall keep the Transferee and the Target Company fully indemnified against actual damages including compensation, litigation, arbitration, etc. suffered by the Transferee and/or the Target Company as a result of the Transferor.

10. Termination

10.1 Parties agree that this Agreement shall terminate upon occurrence of the following event:

(1) all parties agree in writing;

(2) all obligations are performed;

(3) termination by the Transferee according to Section 9.2.1, or by the Transferor according to Section 9.2.2;

(4) force majeure or actions of the government causing performance of this Agreement impossible;

(5) other circumstances pursuant to laws, regulations or other provisions hereunder.

10.2 Upon termination of this Agreement, parties shall do all acts and execute necessary documents to obtain approval of the governmental authorities with respect such termination.

10.3 Notwithstanding anything else, Sections 8, 9 and 11 shall survive termination.

11. Dispute Resolution

11.1 This Agreement shall be governed by and interpreted in accordance with PRC (excluding Hong Kong, Macau and Taiwan) law.

11.2 Disputes arising herefrom shall be submitted to the court where this Agreement is executed.

11.3 Until disputes are resolved, all parties reserve all rights hereunder and shall continue to perform its obligations hereunder.

12. Miscellaneous

12.1 Cost and Tax

12.1.1 Parties shall be responsible for its own costs, expenses and fees, including legal, accounting and advisor fees, in connection with negotiation, preparation, execution and performance of this Agreement and transactions contemplated hereunder.

12.1.2 Parties shall be responsible for its own tax payable for transactions contemplated hereunder.

12.2 Notice

12.2.1 All notice, request and correspondence required hereunder shall be in writing and sent in the following manner:

Transferor: Xinda (Heilongjiang) Investment Co., Ltd.
Address: 3-302, No. 174 Mingyue Street, Songbei District, Building 15, Chuangxin Chuangye Square, Keji Chuangxincheng, Gaoxin District, Harbin
Tel: +86-0451-86781111
Fax: +86-0451-84346611

Transferee: Sichuan Xinda Enterprise Group Co., Ltd.
Address: Yinghua Industrial Park, Shunqing District, Nanchong City, Sichuan Province
Tel: +86-0817-2561011
Fax: +86-0817-2562011

12.2.2 Any notice, request and other correspondence shall be deemed delivered after 5 days if by registered mail, or after 48 hours if by courier, or on the same day pursuant to the sender report if by fax, or immediately if by email or by hand delivery.

12.3 Force Majeure

12.3.1 "Force Majeure" refers to any events the occurrence of which is unpredictable or predictable but inevitable and the result of which is insurmountable, including but not limited to, earthquake, typhoon, flood, fire, war, thunder storm, change in law and policy.

12.3.2 If any party cannot perform this Agreement due to Force Majeure, its obligations to the extent affected by Force Majeure shall be waived. Such party shall immediately notify the other party of Force Majeure event and shall do all necessary acts to mitigate the impact.

12.4 Amendments

12.4.1 Unless agreed by all parties in writing, this Agreement shall not be amended, modified, waived, supplemented, changed or added. Any such amendment, modification, waiver, supplementation, change or addition shall not be effective.

12.4.2 Any failure to enforce any provisions under this Agreement shall not be deemed as amendments or waiver of any rights thereof.

12.5 Severability

Any provision being ineffective or unenforceable shall not affect other part of this Agreement or other provisions therein. Parties shall use their best efforts to achieve the commercial intent underlying such provision.

12.6 Assignment

Unless otherwise agreed in writing by other parties, no party shall assign its rights or obligations under this Agreement to a third party.

12.7 Effectiveness

Any documents entered into for AIC filing purposes shall be auxiliary to this Agreement and in the event of inconsistency, this Agreement shall prevail.

12.8 Counterparts

This Agreement shall be in 6 counterparts, of which each party holding 2 and all constitute one instrument.

Signed by

Transferee:                                                      _______________________

Transferor:                                                                      _______________________

Target Company:                                                      _______________________